Exhibit 99.1

For Release: Immediate	NEWS	Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

QUAKER CHEMICAL ANNOUNCES MANUFACTURING SITE EXPANSION

May 20, 2008

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE:KWR) today announced plans to triple production capacity in its Middletown, Ohio, facility and centralize Quaker’s North American production of steel, cleaner, and hydraulic fluids at that facility.

Upon completion in late 2009, the Middletown facility would become Quaker’s second largest facility globally. Quaker will transfer all production except for its metalworking fluids from its plant in Detroit to Middletown. The expanded facility will provide Quaker with additional capacity to meet the growing needs of its customers, increase manufacturing flexibility, and improve production efficiency in a time of rapidly escalating raw material prices. The project will require an investment of approximately $19.8 million, of which approximately $10.0 million will be financed through the issuance of Industrial Development Revenue Bonds by the Butler County Port Authority. Additional financing for the project will include a $3.5 million loan from the Ohio Department of Development and equipment leases, as well as internal sources. The Company expects the loan and equipment leases to be completed in the next few months.

“Our planned expansion in Middletown is an important investment in our future manufacturing capability and also reduces capital expenditures in our Detroit, Michigan, facility. The favorable financing we have secured for this project will enhance our returns and cash flows. Once fully implemented in a couple of years, we expect to improve our cash flow by approximately $3 million per year due primarily to lower manufacturing costs,” commented Ronald J. Naples, Chairman and Chief Executive Officer.

Mike Barry, Senior Vice President and Managing Director for Quaker North America said, “The centralization of much of our North American production into a modern facility in Middletown will lower our manufacturing costs while providing additional capacity necessary for our business in the future. In addition, the modern production techniques that are incorporated in the plant design will reduce waste generation and further improve our impact on the environment.”

FMC Technologies, Inc. will serve as lead contractor for the expansion.

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries – including steel, automotive, mining, aerospace, tube and pipe, coatings and construction materials. Our products, technical solutions, and chemical management services enhance our customers’ processes, improve their product quality, and lower their costs. Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.